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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                           NEWS RELEASE

For More Information, Contact:

Robert R. Anderson                        Laurence G. Colegate, Jr.
Chairman of the Board                     Senior Vice President,
Chief Executive Officer                   Finance and Administration
Silicon Valley Research, Inc.             Silicon Valley Research, Inc.
(408) 361-1011                            (408) 361-1015
bob@svri.com                              larryc@svri.com






                             SILICON VALLEY RESEARCH
                            EXITS VERIFICATION MARKET

SAN JOSE, CALIFORNIA, JULY 7, 1997 -- Silicon Valley Research, Inc. (NASD: SVRI) announced today that it has ceased sales and support of the integrated circuit ("IC") Design Verification ("Clover(TM)") product line that it had licensed from Lucent Technologies, Inc.

      The Company stated that it took this action to enable it to concentrate all of its resources on its core business market of Automated Place and Route software and associated key product technology for deep sub-micron IC designs. On June 30, 1997 SVR released a new generation of IC Place and Route product line - SonIC(TM) 3.0, which has been under development for several years and incorporates significant new proprietary technology. On April 24, 1997, SVR announced that it had released to the market a new generation of placement technology - TeraCell(TM), which is available with SVR products. The TeraCell(TM) technology is based on novel new algorithms with significant speed and quality improvements.

      The Company is in the process of conducting a stepped-up marketing campaign for its recently released SonIC(TM) 3.0 and its SC(TM) product lines, which also incorporate TeraCell(TM).

         SVR licensed the Clover(TM) verification product line from Lucent Technologies, Inc. in June, 1996 and has had limited success in spite of actively marketing the product line with a dedicated support team. The Company stated that approximately ten percent of its work force would be released and that it would take a charge of approximately $2 million for costs associated with these actions.


                                     - MORE-

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      Founded in 1979, SVR - Silicon Valley Research develops, markets and supports innovative IC physical design software for floorplanning, placement, routing, custom layout and parasitic extraction of deep submicron Application Specific Integrated Circuits (ASICs), Application Specific Standard Products (ASSPs), mixed signal ICs and microprocessors. The advanced technology in SVR's production-proven tools result in denser, higher yielding, high performance chips. Headquartered in San Jose, California, the Company has sales offices and distributors in the United States, Europe and Asia.

      TeraCell(TM) was developed by CLK CAD, a development stage company developing advanced IC functional placement technology. CLK CAD is located in Fremont, California.

      The preceding paragraphs include forward-looking statements. All forward-looking statements involve risks and uncertainty, and actual results of the Company could vary materially from the forward-looking statements. Further information on potential factors which may affect the Company's financial results are included in the Company's Quarterly Reports on Form 10-Q and the Company's Annual Report on Form 10-K.


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